September 1, 2010


Mr. Peter C. Artemiou
Old Westbury Funds, Inc.
760 Moore Road
King of Prussia, PA 19406

Re:	Waiver of Certain Investment Advisory Fees and
Shareholder Servicing Fees

Dear Mr. Artemiou:

	The following letter amends and restates that certain letter dated December 10, 2009 (the "Original Letter") pertaining to the commitments of Bessemer Investment Management LLC ("BIM") and Bessemer Trust Company, N.A. ("BTNA") to waive certain investment advisory fees and shareholder servicing fees for various series of Old
Westbury Fund, Inc. (the "Corporation"). Pursuant to the terms of this letter, the Original letter is amended (i) to include the commitment to waive certain investment advisory fees for the Real Return Fund and (ii) to change the waiver of certain shareholder servicing fees for the Fixed Income Fund and Municipal Bond Fund. The other commitments listed herein are identical to those set forth in the Original Letter.

      This sets forth the commitments of BIM and BTNA to waive certain investment advisory fees and shareholder servicing fees for various series of the Corporation.
Specifically, BIM commits to waive certain investment advisory fees for the U.S. Large Cap Fund, Non-U.S. Large
Cap Fund, Global Small & Mid Cap Fund, Global Opportunities
Fund, Fixed Income Fund, Municipal Bond Fund and Real
Return Fund (collectively, the "Funds") and BTNA commits to waive certain shareholder servicing fees for the Fixed
Income Fund and Municipal Bond Fund, on the basis described below.

      Investment Advisory Fee Waivers

      As you are aware, BIM serves as the investment adviser for the U.S. Large Cap Fund, Non-U.S. Large Cap Fund,
Global Small & Mid Cap Fund, Global Opportunities Fund, Fixed Income Fund, Municipal Bond Fund and Real Return Fund pursuant to an investment advisory agreement (the "Investment Advisory Agreement"). Under the Investment Advisory Agreement, the U.S. Large Cap Fund, Non-U.S. Large Cap Fund, Global Small & Mid Cap Fund, Global Opportunities Fund, Fixed Income Fund, Municipal Bond Fund and Real
Return Fund each have agreed to pay BIM the following fees for providing investment advisory services to the Funds
(the "Investment Advisory Fees"):

Investment Advisory Fees:

                         FIRST        SECOND $500
                         $500         MILLION TO    AVERAGE
                       MILLION OF     $1 BILLION    NET ASSETS
                        AVERAGE       OF AVERAGE    EXCEEDING
                       NET ASSETS     NET ASSETS    $1 BILLION
U.S. Large Cap Fund       0.70%         0.65%         0.60%
Non-U.S. Large Cap Fund   0.80%         0.75%         0.70%
Fixed Income Fund         0.45%         0.40%         0.35%
Municipal Bond Fund       0.45%         0.40%         0.35%


                                        Average net assets
Global Small & Mid Cap Fund                  0.85%
Real Return Fund                             0.85%




Global Opportunities Fund

FIRST $1.25 BILLION OF  AVERAGE NET ASSETS       1.10%
NEXT $1.25 BILLION TO $2.5 BILLION OF AVERAGE NET ASSETS   1.05%
AVERAGE NET ASSETS EXCEEDING $2.5 BILLION     1.00%


      BIM hereby commits to waive a portion of the Investment Advisory Fees it is entitled to receive from each such Fund to the extent necessary to maintain the net operating expense ratio, excluding acquired fund fees and expenses and after the application of any other waivers of expenses (including the shareholder servicing fee waivers described below), of the U.S. Large Cap Fund at 1.00%, Non-
U.S. Large Cap Fund at 1.05%, Fixed Income Fund at 0.70%,
Municipal Bond Fund at 0.70%, Global Small & Mid Cap Fund at 1.11%, Global Opportunities Fund at 1.20% and Real
Return Fund at 1.10% (each an "Investment Advisory Fee
Waiver").

      Shareholder Servicing Fee Waivers

      As you are also aware, BTNA serves as the shareholder servicing agent for the Fixed Income Fund and Municipal
Bond Fund pursuant to a shareholder servicing agreement
(the "Shareholder Servicing Agreement"). Under the
Shareholder Servicing Agreement, as amended, the Fixed
Income Fund and Municipal Bond Fund each shall pay BTNA
0.2% of its average daily net assets as compensation for BTNA providing shareholder support services to such fund
(the "Shareholder Servicing Fee"). BTNA hereby commits to waive a portion of the Shareholder Servicing Fee that it receives from each of the Fixed Income Fund and the Municipal Bond Fund to the extent necessary to maintain a maximum Shareholder Servicing Fee for each such fund at 0.1% (each a "Shareholder Servicing Fee Waiver").


Terms of Investment Advisory Fee Waivers and
Shareholder Servicing Fee Waivers

      Each Investment Advisory Fee Waiver and Shareholder
Servicing Fee Waiver described above (each a "Committed Fee
Waiver") will be in effect through October 31, 2012. BIM and BTNA both acknowledge and understand that each Committed Fee Waiver is a binding legal obligation on which the Funds will rely. Each Committed Fee Waiver shall renew automatically, on the same terms, for a period of one year from the expiration of the Committed Fee Waiver, unless prior to such expiration, BIM or BTNA provides notice to the Board of Directors of the Corporation of its intention not to renew the Committed Fee Waiver.

      This letter supersedes all prior fee waiver commitment letters among the parties with respect to the Funds.

Very truly yours,


BESSEMER INVESTMENT MANAGEMENT LLC
By:  _/s/ Marc D. Stern
Name: Marc D. Stern
Title: President



BESSEMER TRUST COMPANY, N.A.
By:  _/s/ John G. MacDonald
Name: John G. MacDonald
Title: Managing Director and Chief
Financial Officer



Accepted and agreed:

OLD WESTBURY FUND, INC.
By:  _/s/ Peter Artemiou
Name: Peter C. Artemiou
Title: Vice President & Treasurer